Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED BY-LAWS OF

VOLT INFORMATION SCIENCES, INC.,

a New York corporation

This First Amendment (this “Amendment”) to the Amended and Restated By-Laws (the “By-Laws”) of Volt Information Sciences, Inc. (the “Company”), is effective as of September 7, 2017.

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) previously adopted the By-Laws on October 30, 2015.

WHEREAS, the Board of Directors deems it advisable and in the best interest of the Company to amend the By-Laws as provided herein, which Amendment is being approved pursuant to Section 7.4 of the By-Laws and Section 708(d) of the New York Business Corporation Law.

NOW, THEREFORE, the members of the Board of Directors do hereby approve the following:

1.	Amendment to By-Laws. The By-Laws are hereby amended by deleting Section 1.1 in its entirety and inserting in place thereof the following language:

1.1 Annual Meeting: The annual meeting of shareholders shall be held at such place and time as may be determined by the Board of Directors (the “Board”).

2.	Miscellaneous. Except as expressly amended by this Amendment, the By-Laws remain in full force and effect, and the Board of Directors hereby ratifies and confirms the terms, provisions and conditions thereof, as amended hereby.